ADVANCED SERIES TRUST

AST Academic Strategies Asset Allocation Portfolio

SUBADVISORY AGREEMENT

Agreement made as of this 21st day of November, 2008 between Prudential Investments LLC (PI), a New York limited liability company and AST Investment Services, Inc. (formerly American Skandia Investment Services, Inc.) (AST), a Maryland corporation (together, the Co-Managers), and AlphaSimplex Group, LLC, a Delaware limited liability company (AlphaSimplex or the Subadviser),

WHEREAS, the Co-Managers have entered into a Management Agreement (the Management Agreement) dated May 1, 2003, with Advanced Series Trust (formerly American Skandia Trust), a Massachusetts business trust (the Trust) and a diversified, open-end management investment company registered under the Investment Company Act of 1940, as amended (the 1940 Act), pursuant to which PI and AST act as Co-Managers of the Trust; and

WHEREAS, the Co-Managers, acting pursuant to the Management Agreement, desire to retain the Subadviser to provide investment advisory services to the Trust and one or more of its series as specified in Schedule A hereto (individually and collectively, with the Trust, referred to herein as the Trust) and to manage such portion of the Trust as the Co-Managers shall from time to time direct, and the Subadviser is willing to render such investment advisory services; and

NOW, THEREFORE, the Parties agree as follows:

1. (a) Subject to the supervision of the Co-Managers and the Board of Trustees of the Trust, the Subadviser shall manage such portion of the Trust’s portfolio as delegated to the Subadviser by the Co-Managers (the Subadviser’s Portion), including the purchase, retention and disposition thereof, in accordance with the Trust’s investment objectives, policies and restrictions as stated in its then current prospectus and statement of additional information (such Prospectus and Statement of Additional Information as currently in effect and as amended or supplemented from time to time, being herein called the “Prospectus”), and subject to the following understandings:

(i) The Subadviser shall provide supervision of the Subadviser’s Portion, and shall, without prior consultation, determine from time to time what investments and securities will be purchased, retained, sold or loaned by the Subadviser’s Portion, and what portion of the assets will be invested or held uninvested as cash.

(ii) In the performance of its duties and obligations under this Agreement, the Subadviser shall, with respect to the Subadviser’s Portion, act in conformity with the copies of the Amended and Restated Declaration of Trust of the Trust, the By-laws of the Trust and the Prospectus of the Trust provided to it by the Co-Managers (the Trust Documents) and with the written instructions and directions of the Co-Managers and of the Board of Trustees of the Trust and co-operate with the Co-Managers' (or their designees') personnel responsible for monitoring the Trust’s compliance with the requirements of the 1940 Act, the Internal Revenue Code of 1986, as amended, and all other applicable federal and state laws and regulations. In connection therewith, the Subadviser shall, among other things, assist the Co-Managers with the preparation and filing of such reports as are, or may in the future be, required by the Securities and Exchange Commission (the Commission). The Co-Managers shall provide Subadviser timely with copies of any updated Trust Documents.

(iii) The Subadviser shall determine the securities and derivative contracts to be purchased, sold or entered into by the Subadviser’s Portion, as applicable, and may place orders or enter into transactions with or through such persons, brokers, dealers, counterparties or futures commission merchants (including but not limited to any broker or dealer affiliated with the Subadviser or another investment adviser of the Trust). In selecting brokers, dealers, counterparties or futures commission merchants, it is recognized that the Subadviser will give primary consideration to seeking the most favorable price and efficient execution, except to the extent set forth below. Within the framework of this policy, the Subadviser may consider all relevant factors, including the financial responsibility, research and investment information and other services provided by brokers, dealers, counterparties or futures commission merchants who may effect or be a party to any such transaction or other transactions to which the Subadviser’s other clients may be a party. The Co-Managers (or Subadviser) to the Trust each shall have discretion to effect investment transactions for the Trust through broker-dealers (including, to the extent legally permissible, broker-dealers affiliated with the Subadviser or another investment adviser of the Trust) who provide brokerage and/or research services, as such services are contemplated by Section 28(e) of the Securities Exchange Act of 1934, as amended (the “1934 Act”), and to cause the Trust to pay any such broker-dealers an amount of commission for effecting a portfolio transaction in excess of the amount of commission another broker-dealer would have charged for effecting that transaction, if Subadviser determines in good faith that such amount of commission is reasonable in relation to the value of the brokerage or research services provided by such broker-dealer, viewed in light of either that particular investment transaction or the overall responsibilities of the Co-Managers (or the Subadviser) with respect to the Trust and other accounts as to which they or it may exercise investment discretion (as such term is defined in Section 3(a)(35) of the 1934 Act). [Why are the Co-Managers included here?: We like to be able to appoint transition managers to handle large portfolio restructurings when the need arises]

On occasions when the Subadviser deems the purchase, sale or execution of a security or derivatives contract to be in the best interest of the Trust as well as other clients of the Subadviser, the Subadviser, to the extent permitted by applicable laws and regulations, may, but shall be under no obligation to, aggregate the securities or derivatives contracts to be sold, purchased or executed. In such event, allocation of the securities or derivatives contracts so purchased, sold or executed, as well as the expenses incurred in the transaction, will be made by the Subadviser in the manner the Subadviser considers to be the most equitable and consistent with its fiduciary obligations to the Trust and to such other clients. The Co-Managers recognize that, in some cases, this procedure may limit the size of the position that may be acquired or sold for the Trust.

(iv) The Subadviser shall maintain all books and records with respect to the Trust’s portfolio transactions effected by it as required by subparagraphs (b)(5), (6), (7), (9), (10) and (11) and paragraph (f) of Rule 31a-1 under the 1940 Act, and shall render to the Trust’s Board of Trustees such periodic and special reports as the Trustees may reasonably request. The Subadviser shall make reasonably available its employees and officers for consultation with any of the Trustees or officers or employees of the Trust with respect to any matter discussed herein, including, without limitation, the valuation of the securities in the Subadviser’s Portion.

(v) The Subadviser or an affiliate shall provide the Trust's Custodian on each business day with information reasonably requested relating to all transactions concerning the Subadviser’s Portion, and shall provide the Co-Managers with such information upon reasonable request of the Co-Managers.

(vi) The investment management services provided by the Subadviser hereunder are not to be deemed exclusive, and the Subadviser shall be free to render similar services to others. Conversely, the Subadviser and Co-Managers understand and agree that if the Co-Managers manage the Trust in a “manager-of-managers” style, the Co-Managers will, among other things, (i) continually evaluate the performance of the Subadviser through quantitative and qualitative analysis and consultations with the Subadviser, (ii)  periodically make recommendations to the Trust’s Board as to whether the contract with one or more subadvisers should be renewed, modified, or terminated, and (iii) periodically report to the Trust's Board regarding the results of its evaluation and monitoring functions. The Subadviser recognizes that its services may be terminated or modified pursuant to this process.

(vii) The Subadviser acknowledges that the Co-Managers and the Trust intend to rely on Rule 17a-10, Rule 10f-3, Rule 12d3-1 and Rule 17e-1 under the 1940 Act, and the Subadviser hereby agrees that it shall not consult with any other subadviser to the Trust with respect to transactions in securities for the Trust’s portfolio or any other transactions of Trust assets.

(viii) Notwithstanding any other provision of this Agreement (including, but not limited to, Section 4 hereof), the Subadviser shall not be responsible for complying with, or monitoring for compliance with, limitations, restrictions, policies, instructions, objectives, laws, regulations or other requirements to the extent that such compliance depends, in whole or in part, on assets, liabilities, transactions, acts, omissions or other circumstances outside of the Subadviser’s Portion.

(b) The Subadviser shall authorize and permit any of its directors, officers and employees who may be elected as Trustees or officers of the Trust to serve in the capacities in which they are elected. Services to be furnished by the Subadviser under this Agreement may be furnished through the medium of any of such directors, officers or employees.

(c) The Subadviser shall keep the Trust’s books and records required to be maintained by the Subadviser pursuant to paragraph 1(a)(iv) hereof in the form and for the period required by Rule 31a-2 under the 1940 Act. The Subadviser agrees that all records which it maintains for the Trust are the property of the Trust, and the Subadviser will surrender promptly to the Trust any of such records upon the Trust’s request, provided, however, that the Subadviser may retain a copy of such records.

(d) In connection with its duties under this Agreement, the Subadviser agrees to maintain compliance procedures reasonably designed to ensure its compliance with the Federal Securities Laws (as defined under Rule 38a-1(e)(1) under the 1940 Act).

(e) The Subadviser shall furnish to the Co-Managers copies of all records prepared in connection with the maintenance of compliance procedures pursuant to paragraph 1(d) hereof as the Co-Managers may reasonably request.

(f) The Subadviser shall be responsible for the voting of all shareholder proxies with respect to the investments and securities held in the Subadviser’s Portion, subject to such reasonable reporting and other requirements as shall be established by the Co-Managers.

(f) The Subadviser acknowledges that it is responsible for promptly notifying the Co-Managers when “fair valuation” of any securities or derivatives held in the Subadviser’s Portion may be required. Upon reasonable request from the Co-Managers, the Subadviser will assist the valuation committee of the Trust or the Co-Managers with respect to valuation of securities or derivatives in the Subadviser’s Portion, including making available information of which the Subadviser has knowledge related to the securities being valued. The Co-Managers hereby acknowledge that the Subadviser is not the Fund’s pricing agent.

2. The Co-Managers shall continue to have responsibility for all services to be provided to the Trust pursuant to the Management Agreement and, as more particularly discussed above, shall oversee and review the Subadviser’s performance of its duties under this Agreement. The Co-Managers shall provide (or cause the Trust’s custodian to provide) timely information to the Subadviser regarding such matters as the composition of assets in the Subadviser’s Portion, cash requirements and cash available for investment in Subadviser’s Portion, and all other information as may be reasonably necessary for the Subadviser to perform its duties hereunder (including any excerpts of minutes of meetings of the Board of Trustees of the Trust that affect the duties of the Subadviser).

3. For the services provided pursuant to this Agreement, the Co-Managers shall pay the Subadviser as full compensation therefor, a monthly fee in arrears equal to the percentage of the Trust’s average daily net assets of the Subadviser’s Portion as described in the attached Schedule A. Expense caps or fee waivers for the Trust that may be agreed to by the Co-Managers, but not agreed to by the Subadviser, shall not cause a reduction in the amount of the payment to the Subadviser by the Co-Managers.

4. The Subadviser shall not be liable for any act or omission, including but not limited to, any error of judgment, or for any loss suffered by the Trust or a Co-Manager in connection with the matters to which this Agreement relates, except as a result of willful misfeasance, bad faith or gross negligence on the Subadviser’s part in the performance of its duties or from its reckless disregard of its obligations and duties under this Agreement, provided, however, that it is understood that state and federal securities laws may impose non-waivable responsibilities under certain circumstances; therefore, nothing in this Agreement shall be deemed to waive any rights the Co-Managers or the Trust may have against the Subadviser under such federal or state securities laws. The Co-Managers shall indemnify the Subadviser, its affiliated persons, its officers, directors and employees, for any liability and expenses, including reasonable attorneys’ fees, which may be sustained as a result of the Co-Managers' willful misfeasance, bad faith, gross negligence, reckless disregard of its duties hereunder or violation of applicable law, including, without limitation, the 1940 Act and federal and state securities laws. The Subadviser shall indemnify the Co-Managers, their affiliated persons, their officers, directors and employees, for any liability and expenses, including reasonable attorneys’ fees, which may be sustained as a result of the Subadviser’s willful misfeasance, bad faith, gross negligence, or reckless disregard of its duties hereunder or violation of applicable law, including, without limitation, the 1940 Act and federal and state securities laws. Natixis Global Asset Management Corporation shall take all appropriate steps, including, without limitation, causing adequate capital to be maintained by AlphaSimplex, to ensure that AlphaSimplex satisfies all of its obligations under this Section 4 of the Agreement.

5. This Agreement shall continue in effect for a period of more than two years from the date hereof only so long as such continuance is specifically approved at least annually in conformity with the requirements of the 1940 Act; provided, however, that this Agreement may be terminated by the Trust at any time, without the payment of any penalty, by the Board of Trustees of the Trust or by vote of a majority of the outstanding voting securities (as defined in the 1940 Act) of the applicable series, or by the Co-Managers or the Subadviser at any time, without the payment of any penalty, on not more than 60 days’ nor less than 30 days’ written notice to the other party. This Agreement shall terminate automatically in the event of its assignment (as defined in the 1940 Act) or upon the termination of the Management Agreement. The Subadviser agrees that it will promptly notify the Trust and the Co-Managers of the occurrence of any event that would result in the assignment (as defined under the 1940 Act) of this Agreement, including, but not limited to, a change of control (as defined under the 1940 Act) of the Subadviser.

Any notice or other communication required to be given pursuant to this Agreement shall be deemed duly given if delivered or mailed by registered mail, postage prepaid, (1) to the Co-Managers at Gateway Center Three, 100 Mulberry Street, 4th Floor, Newark, NJ 07102-4077, Attention: Secretary (for PI) and One Corporate Drive, Shelton, Connecticut, 06484, Attention: Secretary (for AST); (2) to the Trust at Gateway Center Three, 100 Mulberry Street, 4th Floor, Newark, NJ 07102-4077, Attention: Secretary; or (3) to the Subadviser at One Cambridge Center, Cambridge, Massachusetts 02142, Attention: Chief Compliance Officer.

6. Nothing in this Agreement shall limit or restrict the right of any of the Subadviser’s directors, officers or employees who may also be a Trustee, officer or employee of the Trust to engage in any other business or to devote his or her time and attention in part to the management or other aspects of any business, whether of a similar or a dissimilar nature, nor limit or restrict the Subadviser’s right to engage in any other business or to render services of any kind to any other corporation, firm, individual or association. Nothing in this Agreement shall impose upon the Subadviser any obligation to purchase or sell, or recommend for purchase or sale, for the Subadviser’s Portion any security which it, its affiliates, or employees may purchase or sell for the Subadviser’s account or such affiliates’ or employees’ own accounts or for the account of any other client of Subadviser.

7. During the term of this Agreement, the Co-Managers agree to furnish the Subadviser at its principal office all prospectuses, proxy statements, reports to shareholders, sales literature or other material prepared for distribution to shareholders of the Trust or the public, which refer to the Subadviser in any way, prior to use thereof and not to use material if the Subadviser reasonably objects in writing ten business days (or such other time as may be mutually agreed) after receipt thereof. Sales literature may be furnished to the Subadviser hereunder by first-class or overnight mail, facsimile transmission equipment or hand delivery. The Co-Managers will ensure that materials prepared by employees or agents of the Co-Managers or their affiliates that refer to the Subadviser in any way are consistent with those materials previously approved by the Subadviser as referenced in this section.

8. This Agreement may be amended by mutual consent, but the consent of the Trust must be obtained in conformity with the requirements of the 1940 Act.

9. This Agreement shall be governed by the laws of the State of New York.

10. The Subadviser, at its expense, will furnish all necessary investment and management facilities, including salaries of personnel, required for it to execute its duties hereunder. The Subadviser shall not be obligated to pay any expenses of or for the Trust or be responsible for the provision of administrative, bookkeeping, accounting or other services to the Trust (or its series).

[Note: We deleted Section 11 because we already have a confidentiality agreement in place with AS with respect to portfolio holdings along with a separate NDA as well.]

11. Each party hereto hereby further represents and warrants to the other that: (i) it is registered as an investment adviser under the Advisers Act, and is registered or licensed as an investment adviser under the laws of all jurisdictions in which its activities require it to be so registered or licensed; and (ii) it will maintain each such registration or license in effect at all times during the term of this Agreement; (iii) it will promptly notify the other party if it ceases to be so registered, or if its registration is suspended for any reason; and (iv) it is duly authorized to enter into this Agreement and to perform its obligations hereunder.

12. Any question of interpretation of any term or provision of this Agreement having a counterpart in or otherwise derived from a term or provision of the 1940 Act, shall be resolved by reference to such term or provision of the 1940 Act and to interpretations thereof, if any, by the United States courts or, in the absence of any controlling decision of any such court, by rules, regulations or orders of the Commission issued pursuant to the 1940 Act. In addition, where the effect of a requirement of the 1940 Act, reflected in any provision of this Agreement, is related by rules, regulation or order of the Commission, such provision shall be deemed to incorporate the effect of such rule, regulation or order.

IN WITNESS WHEREOF, the Parties hereto have caused this instrument to be executed by their officers designated below as of the day and year first above written.

PRUDENTIAL INVESTMENTS LLC

By:
Name:
Title:

AST INVESTMENT SERVICES, INC.

By:
Name:
Title:

ALPHASIMPLEX GROUP, LLC

By:
Name:
Title:

Accepted and agreed to only with respect to Section 4 of this Agreement

NATIXIS GLOBAL ASSET MANAGEMENT CORPORATION

By:
Name:
Title:

SCHEDULE A

ADVANCED SERIES TRUST

As compensation for services provided by AlphaSimplex Group, LLC, Prudential Investments LLC and AST Investment Services, Inc. (formerly American Skandia Investment Services, Inc.) will pay AlphaSimplex Group, LLC an advisory fee on the Subadviser’s Portion (as defined in Section 1(a) of the Subadvisory Agreement) that is equal, on an annualized basis, to the following:

Portfolio Name	Advisory Fee
AST Academic Strategies Asset Allocation	0.80% of average daily net assets to $500 million; and 0.65% of average daily net assets exceeding $500 million

Dated as of November 21, 2008